AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON [ ], 1997
                                                   REGISTRATION NO. 333-[ ]
==========================================================================

                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549
                        ---------------------------

                                  FORM S-3

          REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                        ---------------------------

                        HOLLINGER INTERNATIONAL INC.
           (Exact name of registrant as specified in its charter)

         DELAWARE                                  95-3518892
  (State or other jurisdiction        (I.R.S. Employer Identification No.)
of incorporation or organization)

                          401 NORTH WABASH AVENUE
                          CHICAGO, ILLINOIS 60611
                               (312) 321-3000

            (Address, including zip code, and telephone number,
     including area code, of registrant's principal executive offices)
                        ---------------------------

                             KENNETH L. SEROTA
                      VICE PRESIDENT - LAW AND FINANCE
                               AND SECRETARY
                        HOLLINGER INTERNATIONAL INC.
                          401 NORTH WABASH AVENUE
                          CHICAGO, ILLINOIS 60611
                               (312) 321-2299

         (Name, address, including zip code, and telephone number,
                 including area code, of agent for service)
                        ---------------------------

                                  COPY TO:

                        WILLIAM P. ROGERS, JR., ESQ.
                          CRAVATH, SWAINE & MOORE
                             825 EIGHTH AVENUE
                          NEW YORK, NEW YORK 10019
                               (212) 474-1000

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: From time to time after this registration statement becomes effective.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.[ ]
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.[ ]
                        ---------------------------

                 CALCULATION OF ADDITIONAL REGISTRATION FEE

                                                  PROPOSED
                                       PROPOSED   MAXIMUM
  TITLE OF EACH                        MAXIMUM    AGGREGATE    AMOUNT OF
CLASS OF SECURITIES    AMOUNT TO BE    OFFERING   OFFERING     REGISTRATION
TO BE REGISTERED       REGISTERED(1)   PER SHARE  PRICE(2)(3)  FEE(2)

Class A Common Stock,
 par value $.01
 per share............  6,440,468         N/A     $60,190,788    $18,240

(1) The number of shares is based on the maximum Optional Exchange Ratio multiplied by the total number of HCPH Special Shares outstanding. This registration statement also registers such indefinite number of additional shares, if any, as may be issued pursuant to a Mandatory Exchange, which share amount will be calculated pursuant to the Mandatory Exchange Number on the Mandatory Exchange Date. Capitalized terms are used as defined in the prospectus forming apart hereof.
(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f). Computed on the basis of the average of the high and low sales prices for the HCPH Special Shares on September 11, 1997 as reported on the Toronto Stock Exchange composite tape.
(3) In U.S. dollars calculated based on the federal reserve Canadian dollar exchange ratio as of noon September 12, 1997.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
===========================================================================

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                   SUBJECT TO COMPLETION, DATED [ ], 1997


                        HOLLINGER INTERNATIONAL INC.

                            Class A Common Stock
                         (PAR VALUE $.01 PER SHARE)
                        ---------------------------


     This prospectus covers the exchange by Hollinger International Inc., a Delaware corporation (the "Company") of shares of Class A Common Stock par value $.01 per share (the "Class A Common Stock") upon the exchange by holders of the Non-Voting Special Shares (the "HCPH Special Shares") issued by its subsidiary, Hollinger Canadian Publishing Inc. ("HCPH"). See "Background and Plan of Distribution". The Company will not receive any cash proceeds from the Optional or Mandatory exchange of HCPH Special Shares for Class A Common Stock.

     The Class A Common Stock is listed on the New York Stock Exchange (the "NYSE") and traded under the symbol "HLR." The last sale price of the Class A Common Stock as reported on the NYSE Composite Tape on September 8, 1997 was $12.69 per share.

                        ---------------------------
SEE "RISK FACTORS" BEGINNING ON PAGE 3 FOR CERTAIN CONSIDERATIONS RELEVANT
               TO AN INVESTMENT IN THE CLASS A COMMON STOCK.
                        ---------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
      THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
          COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
             PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS
                            A CRIMINAL OFFENSE.

     As described herein, the number of shares of Class A Common Stock, if any, to be exchanged for each HCPH Special Shares surrendered in a Mandatory Exchange will be determined based on the applicable Base Amount and the Current Class a Market Price in effect at such time. The number of Class A Common Stock, if any, to be exchanged for each HCPH Special Shares surrendered in an Optional Exchange will be determined based on the applicable Exchange Ratio in effect at such time. See "Background and Plan of Distribution".
                        ---------------------------


                  The date of this Prospectus is [ ], 1997

                           AVAILABLE INFORMATION


     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files periodic reports, proxy solicitation materials and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy solicitation materials and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located at Seven World Trade Center, Suite 1300, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the Commission's Web site is http://www.sec.gov. The Class A Common Stock is listed on the NYSE. Such reports, proxy solicitation materials and other information can also be inspected and copied at the NYSE at 20 Broad Street, New York, New York 10005.

     The Company has filed with the Commission a registration statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act with respect to the offering made hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which are omitted in accordance with the rules and regulations of the Commission. Such additional information may be obtained from the Commission's principal office in Washington, D.C. as set forth above. For further information, reference is hereby made to the Registration Statement, including the exhibits filed as a part thereof or otherwise incorporated herein. Statements made in this Prospectus as to the contents of any documents referred to are not necessarily complete, and in each instance reference is made to such exhibit for a more complete description and each such statement is modified in its entirety by such reference.

              INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company with the Commission (File No. 0-24004) pursuant to the Exchange Act are incorporated herein by reference:

     1. the Company's Annual Report on Form 10-K for the year ended December 31, 1996;

     2. the Company's Quarterly Report on Form 10-Q for the quarters ended March 31, 1997 and June 30, 1997;

     3. the Company's Current Reports on Form 8-K dated May 5, 1997; and July 14, 1997; and

     4. the description of the Class A Common Stock contained in the Company's Registration Statement on Form 8-A dated May 2, 1994, as the same may be amended from time to time.

     5. the description of the Class A Common Stock contained in the Company's Registration Statement on Form 8-A, as the same may be amended.

     All reports and other documents filed by the Company pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering made by this Prospectus shall be deemed to be incorporated by reference herein. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents that are incorporated herein by reference, other than exhibits to such information (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to Hollinger International Inc., 401 North Wabash Avenue, Chicago, Illinois 60611, Attention: Secretary, telephone number
(312) 321-2299.

THE COMPANY

     The Company, through subsidiaries and affiliated companies, is a leading publisher of English-language newspapers in the United States, the United Kingdom, Australia, Canada and Israel. Included among the paid daily newspapers which the Company owns or has an interest are the Chicago Sun-Times and The Daily Telegraph. In addition, the Company owns or has an interest in several hundred non-daily newspapers as well as magazines and other publications principally in small and medium sized communities in the United States. The Company's strategy is to achieve growth through acquisitions and improvements in the cash flow and profitability of its newspapers, principally through cost reductions.

     The Company was incorporated in the State of Delaware on December 28, 1990 and is the successor to a business that was formed through acquisitions in 1986. Its executive offices are located at 401 North Wabash Avenue, Chicago, Illinois 60611, telephone number (312) 321-3000.
References herein to the "Company" refer to Hollinger International Inc. and its subsidiaries, unless the context requires otherwise.

                                RISK FACTORS

     Prospective investors should carefully consider the following factors relating to the business of the Company, together with the other factors, information and financial data included or incorporated by reference in this Prospectus before acquiring any of the shares of Class A Common Stock offered hereby.

INTERNATIONAL HOLDING COMPANY STRUCTURE

     The Company is an international holding company and its assets consist solely of investments in its subsidiaries and affiliated companies. As a result, the Company's ability to meet its future financial obligations is dependent upon the availability of cash flows from its United States and foreign subsidiaries and affiliated companies (subject to applicable withholding taxes) through dividends, intercompany advances, management fees and other payments. Similarly, the Company's ability to pay dividends on its Common Stock, its preferred stock or its Preferred Redeemable Increased Dividend Equity Security PRIDES(SM) ("PRIDES") will be limited as a result of its dependence upon the distribution of earnings of its subsidiaries and affiliated companies. The Company's subsidiaries and affiliated companies are under no obligation to pay dividends and, in the case of Hollinger International Publishing Inc., a Delaware corporation and a wholly owned subsidiary of the Company through which the Company holds all the shares of its other subsidiaries ("Publishing"), and its principal United States and foreign subsidiaries, are subject to statutory restrictions and restrictions in debt agreements that may limit their ability to pay dividends. Substantially all of the shares of the subsidiaries of the Company have been pledged to lenders of the Company. The Company's right to participate in the distribution of assets of any subsidiary or affiliated company upon its liquidation or reorganization will be subject to the prior claims of the creditors of such subsidiary or affiliated company, including trade creditors, except to the extent that the Company may itself be a creditor with recognized claims against such subsidiary or affiliated company.

RISKS INHERENT IN GROWTH STRATEGY

     The Company's strategy is to achieve growth through acquisitions and improvements in the cash flow and profitability of its newspapers, principally through cost reductions. The Company's growth strategy presents risks inherent in assessing the value, strengths and weaknesses of acquisition opportunities, in evaluating the costs of new growth opportunities at existing operations and in managing the numerous publications it has acquired and improving their operating efficiency. While the Company believes that there are significant numbers of potential acquisition candidates, the Company is unable to predict the number or timing of future acquisition opportunities or whether any such opportunities will meet the Company's acquisition criteria or, if such acquisitions occur, whether the Company will be able to achieve improved operating efficiencies or enhanced profitability. Accordingly, there can be no assurance that the Company will continue to experience the rate of growth that it has had in the past. In addition, the Company's acquisition strategy is largely dependent on the Company's ability to obtain additional debt or other financing on acceptable terms.

NEWSPAPER INDUSTRY COMPETITION

     Revenues in the newspaper industry are dependant primarily upon advertising revenues and paid circulation. Competition for advertising and circulation revenues comes from local and regional newspapers, radio, broadcast and cable television, direct mail, and other communications and advertising media that operate in the Company's markets. The extent and nature of such competition is, in large part, determined by the location and demographics of the markets and the number of media alternatives in those markets. Some of the Company's competitors are larger and have greater financial resources than the Company. For example, in the Chicago metropolitan area, the Chicago Sun-Times competes with a large established metropolitan daily and Sunday newspaper that is the fifth largest metropolitan daily and Sunday newspaper in the United States such competition is often intense. In the United Kingdom, The Daily Telegraph competes with other national newspapers, principally The Times, which over the past several years has from time to time substantially reduced its cover price in an effort to increase its circulation. The Daily Telegraph has met this competition and has from time to time engaged in its own price reduction or promotional initiatives. These competitive activities can and have from time to time had an adverse effect on revenues and operating costs.

CYCLICALITY OF REVENUES

     Advertising and, to a lesser extent, circulation revenues of the Company, as well as those of the newspaper industry in general, are cyclical and dependent upon general economic conditions. Historically, increases in advertising revenues have corresponded with economic recoveries while decreases, as well as changes in the mix of advertising, have corresponded with general economic downturns and regional and local economic recessions. The Company believes, however, that the geographic diversity of its global operations may mitigate, to some degree, the effects of an economic downturn in any particular market served by the Company.

NEWSPRINT COSTS

     Newsprint represents the single largest raw material expense of the Company's newspapers throughout the world and is one of its most significant operating costs. Newsprint costs are cyclical and vary widely period to period. For example, Newsprint cost increased approximately 40% per metric ton in 1995 on an industry-wide basis, and the average cost per metric ton of newsprint was substantially higher in the first half of 1996 than in the first half of 1995. However, Newsprint costs decreased significantly in the second half of 1996 and have continued to decline through the second quarter of 1997. Although the Company has implemented measures in an attempt to offset a rise in newsprint prices, such as reducing page width and managing its return policy, price increases have had an adverse effect on the Company's results of operations. The Company has no effective ability to use long term fixed price newsprint supply contracts to hedge its exposure to price fluctuations.

FOREIGN OPERATIONS AND CURRENCY EXCHANGE RATES

     Operations outside of the United States accounted for approximately 67% of the Company's operating revenues and approximately 50% of the Company's operating income for the year ended December 31, 1996. In general, the Company does not hedge against foreign currency exchange rate risks. As a result, the Company may experience economic loss and a negative impact on earnings with respect to its investments and on dividends from its foreign subsidiaries, solely as a result of currency exchange rate fluctuations.

CONTROL BY HOLLINGER INC.

     The Company has outstanding two classes of common stock, Class A Common Stock and Class B Common Stock, par value $.01 per shares (the "Class B Common Shares and collectively the "Common Stock"). Hollinger Inc. owns approximately 59.8% of the Common Stock of the Company and approximately 84.3% of the combined voting power of the outstanding Common Stock (without giving effect to the issuance of shares of Class A Common Stock upon conversion of preferred stock including the PRIDES or the exchange of the HCPH Special Shares) and 50.5% and 77.1%, respectively, upon the issuance of up to approximately 20,700,000 Shares of Class A Common Stock in connection with the PRIDES and upon exchange of all the HCPH Special Shares (without giving effect to the issuance of Shares of Class A Common Stock upon conversion of any other outstanding series of preferred stock.

     As a result, Hollinger Inc. is in a position to control the outcome of substantially all actions requiring stockholder approval, including the election of the entire Board of Directors. The retention by Hollinger Inc. of securities representing more than 50% of the voting power of the Company's outstanding Common Stock will preclude any acquisition of control of the Company not favored by Hollinger Inc. Subject to the fiduciary responsibilities of the directors of the Company to all stockholders and the terms of agreements defining the ongoing relationships between Hollinger Inc. and the Company, Hollinger Inc., through its ability to control the outcome of any election of directors, will continue to be able to direct management policy, strategic direction and financial decisions of the Company. Hollinger Inc. is effectively controlled by Mr. Conrad M. Black, Chairman of the Board and Chief Executive Officer of Hollinger Inc. and the Company, through his direct and indirect ownership and control of Hollinger Inc.'s securities. Mr. Black has advised the Company that Hollinger Inc. does not presently intend to reduce its voting power in the Company's outstanding Common Stock to less than 50%. Furthermore, Mr. Black has advised the Company that he does not presently intend to reduce his voting control over Hollinger Inc. such that a third party would be able to exercise effective control over it.

     The Class A Common Stock held by Hollinger Inc. is pledged to certain lenders of Hollinger Inc. In addition, the stock of certain subsidiaries of the Company have been pledged to secure borrowings by the Company's subsidiaries. a default by any such borrower under their outstanding debt instruments would entitle the lenders thereunder to foreclose on shares of Class A Common Stock or subsidiary stock pledged to such lenders. Any such foreclose sale could result in (i) a change in control of the company or one or more of its principal subsidiaries, (ii) a default under or acceleration of other debts instruments, or both.

DIVIDEND POLICY

     The Company has paid quarterly dividends on its Common Stock since the third quarter of 1994. The quarterly dividend was previously $0.025 per share of Common Stock and was increased to $0.10 per share of Common Stock in the first quarter of 1996. As an international holding company, the Company's ability to declare and pay dividends in the future with respect to its Common Stock will be dependent, among other factors, upon its results of operations, financial condition and cash requirements, the ability of its United States and foreign subsidiaries to pay dividends and make other payments to the Company under applicable law and subject to restrictions contained in existing and future loan agreements, the prior payment of dividends to holders of outstanding preferred stock, including the PRIDES, the preference share terms and other financing obligations to third parties relating to such United States or foreign subsidiaries or the Company, as well as foreign and United States tax liabilities with respect to dividends and other payments from those entities. See "International Holding Company Structure," "Restrictions in Debt Agreements" and "Other Restrictive Agreements" above.

POTENTIAL CONFLICTS OF INTEREST

     The Company and Hollinger Inc. have entered into agreements for the purpose of defining their ongoing relationships, including a Services Agreement and a Business Opportunities Agreement. These agreements were developed in the context of a parent-subsidiary relationship and, therefore, were not the result of arms- length negotiations between independent parties.

     Services Agreement. The Services Agreement governs the provision by Hollinger Inc. of certain advisory, consultative, procurement and administrative services to the Company. The Services Agreement also contemplates that the Company may provide services to Hollinger Inc. The services to be provided pursuant to the Services Agreement include, among other things, strategic advice and planning and financial services (including advice and assistance with respect to acquisitions); assistance in operational matters; participation in group insurance programs; and guarantees of indebtedness of the Company or other forms of credit enhancements. The party receiving the services will reimburse the party rendering the services for its allocable costs in providing those services, as determined by the provider thereof or, in the case of a guarantee, for an amount equal to the cost to the party of obtaining a bank letter of credit in the amount of such guarantee. The party allocating its costs will consider the salaries or other compensation payable to directors, officers and employees actually providing services, out-of-pocket costs, the cost of obtaining substantially equivalent services from a third party and other factors as may be deemed appropriate. The Services Agreement will be in effect for so long as Hollinger Inc. holds at least 50% of the voting power of the Company, subject to termination by either party under certain specified circumstances. Payments made pursuant to the Services Agreement are subject to the review and approval of the Audit Committee of the Board of Directors of the Company.

     In addition, Hollinger Inc. and The Telegraph are parties to a separate services agreement under which The Telegraph bears two-thirds of the cost of the office of the Chairman incurred by Hollinger Inc. as long as Mr. Black remains Chairman of the Board of The Telegraph, and requires that other services will be provided at cost, including the arrangement of insurance, assistance in the arrangement of financing and assistance and advice on acquisitions, dispositions and joint venture arrangements. Hollinger Inc. has assigned its rights and obligations under The Telegraph services agreement to the Company and Publishing on May 9, 1996 with the consent of The Telegraph.

     Business Opportunities. The Business Opportunities Agreement provides that the Company will be Hollinger Inc.'s principal vehicle for engaging in and effecting acquisitions in newspaper businesses and in related media businesses in the United States, Israel and, through The Telegraph, the European Community, Australia and New Zealand (the "Telegraph Territory"). Hollinger Inc. has reserved to itself the ability to pursue newspaper and all media acquisition opportunities outside the United States, Israel and the Telegraph Territory, and media acquisition opportunities unrelated to the newspaper business in the United States, Israel and the Telegraph Territory, except that the Company is permitted to increase its indirect investment in Southam. The Business Opportunities Agreement does not restrict newspaper companies in which Hollinger Inc. has a minority investment from acquiring newspaper or media businesses in the United States, Israel or the Telegraph Territory, nor does it restrict subsidiaries of Hollinger Inc. from acquiring up to 20% interests in publicly held newspaper businesses in the United States. The Business Opportunities Agreement will be in effect for so long as Hollinger Inc. holds at least 50% of the voting power of the Company, subject to termination by either party under specified circumstances.


                              USE OF PROCEEDS

     The Company will not receive any proceeds from the Optional or Mandatory exchange of HCPH Special Shares for Class A Common Stock. However, the Company will receive and hold all such HCPH Special Shares surrendered for exchange, thereby increasing its equity ownership of HCPH.


                    BACKGROUND AND PLAN OF DISTRIBUTION


SOUTHAM BID AND SOUTHAM-LINKED DEBENTURE BID

     On May 15, 1997 HCPH offered to purchase all of the common shares of Southam Inc. (the "Southam Bid"), not already owned by HCPH for $23.50 (Cdn.) payable as $13.50 (Cdn.) in cash and by the issuance of one HCPH Special Share. Upon the closing of the Southam Bid on July 7, 1997, HCPH issued 6,552,445 HCPH Special Shares. On July 29, 1997 Hollinger Inc. invited the holders of its 7.00% Southam-Linked Convertible Debentures due November 1, 1998 (the "Southam-Linked Debentures") to exchange their Southam-Linked Debentures for, at the option of the holder (i) $1,342.86 (Cdn.) in cash per $1,000 principal amount of the Southam-Linked Debentures, plus accrued and unpaid interest of $23.59 (Cdn.); or (ii) $771.43 (Cdn.) in cash and 57.143 HCPH Special Shares per $1,000 principal amount of Debentures, plus accrued and unpaid interest of $23.59 (Cdn.). Upon the closing of the Southam Linked Debenture Bid on September 3, 1997, HCPH issued 4,146,107 HCPH Special Shares.

     In conjunction with the Southam Bid and the Southam-Linked Debenture Bid HCPH and the Company entered into an Exchange Indenture, dated July 18, 1997, among HCPH, the Company and Montreal Trust Company of Canada (the "Exchange Indenture"). Pursuant to the terms of the Exchange Indenture, set forth below, the HCPH Special Shares will be exchanged for shares of the Class A Common Stock of the Company either automatically on the Mandatory Exchange Date (as defined below) or at the option of the holder on any Optional Exchange Date (as defined below).

MANDATORY EXCHANGE

     Under the Exchange Indenture, subject to the cash payment option described below, the HCPH Special Shares will be exchanged automatically for the Mandatory Exchange Number (defined below) the earlier of June 26, 2000, or the date on which an Acceleration Event first occurs (the "Mandatory Exchange Date"). An Acceleration Event occurs upon (i) the insolvence, bankruptcy, liquidation, dissolution or winding up of HCPH, the Company or Hollinger International Publishing; (ii) a payment default under the second amended and Restated Credit Agreement, dated April 7, 1997 among, HCPH, Hollinger International Publishing and certain financial institutions, as may be amended or supplemented from time to time (the "Bank Credit Facility") or default in payment (after the expiration of any cure or grace period) of the principal of or interest on any other indebtedness of HCPH, the Company or Hollinger International Publishing, which, in the aggregate, exceeds U.S.$25,000,000 ("Material Indebtedness"); or (iii) the acceleration of the maturity of indebtedness of HCPH or Hollinger International Publishing under the Bank Credit Facility upon any Event of Default thereunder or of any Material Indebtedness.

     The "Mandatory Exchange Number" will be calculated as of the Mandatory Exchange Date as (i) the "Base Amount" calculated as U.S.$8.88 less the amount of any dividends which have been paid per share on the HCPH Special Shares, divided by (ii) 95% of the then Current Market Price of Class A Common Stock. The "Current Market Price" on any particular date means the weighted average trading price of the Class A Common Stock on the NYSE for the 20 consecutive trading days ending on the 14th day preceding such date.

     Not later than 14 days and not earlier than 30 days prior to the Mandatory Exchange Date the Company shall send to the holders of the HCPH Special Shares (the "Holders") and to the Montreal Trust Company of Canada (the "Trustee") an exchange notice (the "Mandatory Exchange Notice") together with an exchange form (the "Exchange Form"). In order to receive certificates representing the Class A Common Stock and cash, if any, to which any Holder is entitled pursuant to the Mandatory Exchange, the Holder must surrender to the Trustee, at any time on or after the Mandatory Exchange Date, the HCPH Special Share certificate(s) evidencing the HCPH Special Shares, together with the Exchange Form duly completed and executed by the Holder. Whether or not a Holder has surrendered the certificate(s) evidencing his HCPH Special Shares, on and as of the Mandatory Exchange Date each Holder shall be deemed to have transferred his HCPH Special Shares to the Company and shall have no rights as a shareholder of HCPH.

OPTIONAL EXCHANGE

     Subject to the cash payment option described below, each HCPH Special Share will be exchangeable at the option of the holder (an "Optional Exchange") at any time between December 23, 1997 and June 26, 2000 (the "Optional Exchange Date") for the following number (each, an "Exchange Ratio") of Class A Common Stock:

                                                           Number of Shares of
    Date of Optional Exchange                              Class A Common Stock

After December 23, 1997 but on or before June 23, 1998 .....     0.510
Thereafter but on or before December 23, 1998 ..............     0.530
Thereafter but on or before June 23, 1999 ..................     0.550
Thereafter but on or before December 23, 1999 ..............     0.570
Thereafter but on or before June 8, 2000 ...................     0.590
Thereafter but before June 26, 2000 ........................     0.602

     To exercise an Optional Exchange the Holder must deposit with the Trustee at its stock and bond transfer department in its principal stock transfer office in the Cities of Toronto, Montreal or Vancouver (or at such additional place or places as may be decided by the Company from time to time with the approval of the Trustee), or mail to the Trustee at its stock and bond transfer department in the Trustee's principal stock transfer office in the City of Toronto, the HCPH Special Share Certificate(s) evidencing his HCPH Special Shares, together with an Exchange Form duly competed and executed. The Exchange Form must specify the person or persons in whose name or names the Shares of Class A Common Stock are to be registered, his or their address or addresses and the number of Shares of Class A Common Stock to be issued to each person. If any of the Class A Common Stock are to be issued to a person or persons other than the Holder, the Holder's signature shall be guaranteed by a Canadian chartered bank, by a trust company that is a member of the Trust Companies Association of Canada, by a member firm of the Toronto Stock Exchange or of the Montreal Exchange, or by a member of the National Association of Securities Dealers of the United States and the Holder shall pay to the Trustee all requisite stamp or security transfer taxes or other governmental charges exigible in connection with the issue of such Class A Common Stock to such other person or persons or shall establish to the satisfaction of the Trustee that such taxes and charges have been paid.

CASH PAYMENT OPTION

     The Company will have the option, in lieu of issuing all or any of the Class A Common Stock on the Mandatory Exchange or any Optional Exchange, to make a cash payment in U.S. dollars equal to (i) in the case of a Mandatory Exchange, that portion of the Base Amount for each HCPH Special Share specified by the Company in the Mandatory Exchange Notice given at least two weeks prior to the Mandatory Exchange Date, and (ii) in the case of an Optional Exchange, the price per share for the last trade of a board lot on the NYSE prior to the date of the Optional Exchange of all or such portion of the Class A Common Stock to be exchanged as is specified by the Company by notice to the Trustee within three business days after the date of the Optional Exchange.

CERTAIN OTHER PROVISIONS RELATING BOTH MANDATORY EXCHANGES AND OPTIONAL
EXCHANGES

     The Company shall send or cause to be sent to each Holder as soon as practicable and in any event within 10 Business Days after an Optional Exchange Date or, in the case of a Mandatory Exchange, the surrender of his HCPH Special Share Certificate(s) and duly completed Exchange Form (i) a certificate or certificates for the Class A Common Stock to which the Holder is entitled; or (ii) if the Company has elected to satisfy all or any part of its obligations upon the exchange of HCPH Special Shares by the payment of cash, that amount of cash payable or that combination of cash and certificates for Class A Common Stock to which the Holder is entitled.

     In lieu of delivering a fraction of a share of Class A Common Stock, the Company shall make a cash payment in Canadian dollars equal to the fraction of the Class A Common Stock multiplied by (i) in the case of a Mandatory Exchange, the Base Amount and (ii) in the case of an Optional Exchange, the price per share for the last trade of a board lot of Class A Common Stock on the NYSE prior to the Optional Exchange Date, in each case rounded up to the nearest whole cent.

     The Company shall satisfy its obligations on a Mandatory Exchange or Optional Exchange without withholding any tax.

     In connection with the foregoing, the Company and HCPH will enter into arrangements with Hollinger Inc. pursuant to which Hollinger Inc. will provide to the Company a number of shares of Class A Common Stock equal to the number of shares, if any, that the Company may be required to deliver upon the exercise of exchange rights.



               CERTAIN UNITED STATES FEDERAL TAX CONSEQUENCES
            TO NON-UNITED STATES HOLDERS OF CLASS A COMMON STOCK

     The following is a general discussion of certain United States federal income and estate tax consequences of the purchase, ownership and disposition of Class A Common Stock by a holder that, for United States federal tax purposes, is not a "United States person" (a "Non-United States Holder"). For purposes of this discussion, a "United States person" means any person or entity which is (a) a citizen or resident of the United States, (b) a corporation created or organized in or under the laws of the United States or of any political subdivision thereof or (c) an estate or Trust that is subject to United States federal taxation on its income regardless of its source. This summary does not address all United States federal income and estate tax considerations that may be relevant to a Non-United States Holder in light of its particular circumstances or to certain Non-United States Holders that may be subject to special treatment under United States federal tax laws (i.e., insurance companies, tax-exempt organizations, financial institutions or broker-dealers). Furthermore, this summary does not discuss any aspects of foreign, state or local taxation. This summary is based on current provisions of the Internal Revenue Code, existing, temporary and proposed United States Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all of which are subject to change, possibly with retroactive effect. Each prospective Non-United States Holder is advised to consult its tax advisor with respect to the tax consequences of purchasing, owning and disposing of Class A Common Stock.

CONSEQUENCES OF RETRACTION TO U.S.  HOLDERS OF HCPH SPECIAL SHARES

     It is anticipated that a U.S. Holder of HCPH Special Shares will recognize gain or loss on the exchange of the HCPH Special Shares in exchange for either cash or Class A Common Stock. Such gain or loss will be equal to the difference between the fair market value of the Class A Common Stock at the time of the exchange (together with any cash received in the exchange) and the U.S. Holder's tax basis in the HCPH Special Shares. The gain or loss will be capital gain or loss, except that, with respect to any declared but unpaid dividends on the HCPH Special Shares, ordinary income may be recognized by the holder thereof. Capital gain or loss will be long-term capital gain or loss if the HCPH Special Shares have been held for more than one year at the time of the exchange. The U.S. Holder will take as its tax basis in the Class A Common Stock the fair market value of the Class A Common Stock at the time of the exchange. The holding period of the Class A Common Stock received by the U.S. Holder in the exchange will begin on the day after the U.S. Holder receives the Class A Common Stock.

     For U.S. federal income tax purposes, gain realized on the retraction of HCPH Special Shares for common shares generally will be treated as U.S. source gain, except that, under the terms of the Canada-United States Income Tax Convention, such gain may be treated as sourced in Canada. Any Canadian tax imposed on the exchange will be available as a credit against U.S. federal income taxes, subject to applicable limitations. a U.S. Holder that is ineligible for a foreign tax credit with respect to any Canadian tax paid may be entitled to a deduction therefor in computing U.S. taxable income.

DIVIDENDS

     Dividends paid to a Non-United States Holder will generally be subject to withholding of United States Federal income tax at the rate of 30% unless the dividend is effectively connected with the conduct of a trade or business within the United States by the Non-United States Holder, in which case the dividend will be subject to the United States Federal income tax on net income that applies to United States persons (and, with respect to corporate holders and under certain circumstances, a 30% branch profits tax). Non-United States Holders should consult any applicable income tax treaties, which may provide for reduced withholding or other rules different from those described above. a Non-United States Holder may be required to satisfy certain certification requirements in order to claim treaty benefits or to otherwise claim a reduction of or exemption from withholding under the foregoing rules.

     Under current United States treasury regulations, dividends paid to an address outside the United States are presumed to be paid to a resident of such country for purposes if the withholding discussed above (unless the payer has knowledge to the contrary), and, under the current interpretation of United States Treasury regulations, for purposes of determining the applicability of a tax treaty rate. Under recently proposed United States Treasury regulations (the "Proposed Regulations"), not currently in effect, however, a Non-United States Holder of Class A Common Stock who wishes to claim the benefit of an applicable treaty rate would be required to satisfy applicable certification and other requirements. The Proposed Regulations are proposed to be effective for payments made after December 31, 1997. There can be no assurance that the Proposed Regulations will be adopted or what the provisions will include if and when adopted in temporary or final form. Certain certification and disclosure requirements must be complied with in order to be exempt from withholding under the effectively connected income exemption discussed above.

     a Non-United States Holder of Class A Common Stock that is eligible for a reduced rate of United States tax withholding pursuant to an income tax treaty may obtain a refund of any excess amounts currently withheld by filing an appropriate claim for refund with the Internal Revenue Service.

SALE OR DISPOSITION OF CLASS A COMMON STOCK

     a Non-United States Holder generally will not be subject to United States federal income tax on any gain recognized on the sale or other disposition of Class A Common Stock unless (i) (a) the gain is effectively connected with a trade or business of the Non-United States Holder in the United States or (b) if a tax treaty applies, the gain is attributable to a United States permanent establishment of the Non-United States Holder; (ii) in the case of a Non-United States Holder who is an individual and holds the Class A Common Stock as a capital asset, such holder is present in the United States for 183 or more days in the taxable year of the disposition and either (a) has a "tax home" for United States federal income tax purposes in the United States or (b) has an office or other fixed place of business in the United States to which the gain is attributable; (iii) the Non-United States Holder is subject to tax pursuant to the provisions of United States federal income tax laws applicable to certain United States expatriates; or (iv)(a) the Company is or has been a "U.S. real property holding corporation" for United States federal income tax purposes at any time during the five-year period ending on the date of the disposition, or, if shorter, the period during which the Non-United States Holder held the Class A Common Stock, and (b) assuming that the Class A Common Stock continues to be "regularly traded on an established securities market" for tax purposes, the Non-United States Holder holds, directly or indirectly, at any time during the five-year period ending on the date of disposition, more than 5% of the outstanding Class A Common Stock. The Company believes it is not currently a U.S. Real property holding corporation and does not anticipate becoming such a corporation.

     If an individual Non-United States Holder falls under clause (i) above, such individual generally will be taxed on the net gain derived from a sale under regular graduated United States federal income tax rates. If an individual Non-United States Holder falls under clause (ii) above, such individual generally will be subject to a flat 30% tax on the gain derived from a sale, which may be offset by certain United States capital losses (notwithstanding the fact that such individual is not considered a resident of the United States). Thus, Non- United States Holders who have spent (or expect to spend) 183 days or more in the United States in the taxable year in which they contemplate a sale of Class A Common Stock are urged to consult their tax advisors as to the tax consequences of such sale.

     If a Non-United States Holder that is a foreign corporation falls under clause (i) above, it generally will be taxed on its net gain under regular graduated United States federal income tax rates. Effectively connected gains realized by a Non-United States corporation may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

BACKUP WITHHOLDING AND REPORTING REQUIREMENTS

     The Company must report annually to the Internal Revenue Service and to each Non-United States Holder the amount of dividends paid to, and the tax withheld with respect to, such holder, regardless of whether any tax was actually withheld. This information may also be made available to the tax authorities in the Non- United Sates Holder's country of residence.

     Under current law, United States backup withholding (which generally is imposed at a 31% rate) generally will not apply to (i) the payment of dividends paid on Class A Common Stock to a Non-United States Holder at an address outside the United States or (ii) the payment of the proceeds of a sale of Class A Common Stock to or through the foreign office of a broker. However, under the Proposed Regulations, dividend payments may be subject to information reporting and backup withholding unless applicable certification requirements are satisfied. In the case of the payment of proceeds from such a sale of Class A Common Stock through a foreign office of a broker that is a United States person or a "U.S. related person," however, information reporting (but not backup withholding) is required with respect to the payment unless the broker has documentary evidence in its files that the owner is a Non-United States Holder (and has no actual knowledge to the contrary) and certain other requirements are met or the holder otherwise establishes an exemption. For this purpose, a "U.S. related person" is (i) a "controlled foreign corporation" for United States federal income tax purposes or (ii) a foreign person 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment (or for such part of the period that the broker has been in existence) is derived from activities which are effectively connected with the conduct of a United States trade or business. The payment of the proceeds of a sale of shares of class A Common Stock to or through a United States office of a broker is subject to information reporting and possible backup withholding at a rate of 31% unless the holder certifies, among other things, its non-United States status under penalties or perjury or otherwise establishes an exemption.

     Backup withholding is not an additional tax. Amounts withheld under the backup withholding rules are generally allowable as refund or credit against such Non-United States Holder's United States federal income tax liability, if any, provided that the required information is furnished to the Internal Revenue Service.

FEDERAL ESTATE TAXES

     Class A Common Stock owned or treated as owned by an individual who is not a citizen or resident of the United States (as defined for United Sates federal estate tax purposes) at the time of death with be included in such individual's gross estate for United States federal estate tax purposes unless an applicable estate tax treaty provides otherwise.

     THE FOREGOING DISCUSSION IS A SUMMARY OF THE PRINCIPAL UNITED STATES FEDERAL INCOME AND ESTATE TAX CONSEQUENCES OF THE OWNERSHIP, SALE OR OTHER DISPOSITION OF CLASS A COMMON STOCK BY NON-UNITED STATES HOLDERS. ACCORDINGLY, INVESTORS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE OWNERSHIP AND DISPOSITION OF CLASS A COMMON STOCK, INCLUDING THE APPLICATION AND EFFECT OF THE LAWS OF ANY STATE, LOCAL FOREIGN OR OTHER TAXING JURISDICTION.

                               LEGAL MATTERS

     Certain legal matters in connection with the shares of Class A Common Stock offered hereby will be passed upon for the Company by Cravath, Swaine & Moore, New York, New York.


                                  EXPERTS

     The consolidated financial statements of Hollinger International Inc. and subsidiaries as of December 31, 1996 and 1995, and for each of the years in the three-year period ended December 31, 1996, incorporated by reference herein from the Company's 1996 Form 10-K, have been incorporated by reference in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing.

NO PERSON HAS BEEN AUTHORIZED TO        ==================================
GIVE ANY INFORMATION OR TO MAKE
ANY REPRESENTATIONS OTHER THAN
THOSE CONTAINED IN THIS
PROSPECTUS, AND, IF GIVEN OR MADE,         HOLLINGER INTERNATIONAL INC.
SUCH INFORMATION OR
REPRESENTATIONS MUST NOT BE                    Class A Common Stock
RELIED UPON AS HAVING BEEN
AUTHORIZED. THIS PROSPECTUS DOES               --------------------
NOT CONSTITUTE AN OFFER TO SELL OR
THE SOLICITATION OF AN OFFER TO BUY                 PROSPECTUS
ANY SECURITIES OTHER THAN THE
SECURITIES TO WHICH IT RELATES OR              --------------------
AN OFFER TO SELL OR THE
SOLICITATION OF AN OFFER TO BUY
SUCH SECURITIES IN ANY
CIRCUMSTANCES IN WHICH SUCH OFFER       ==================================
OR SOLICITATION IS UNLAWFUL.
NEITHER THE DELIVERY OF THIS
PROSPECTUS NOR ANY SALE MADE
HEREUNDER SHALL, UNDER ANY
CIRCUMSTANCES, CREATE ANY
IMPLICATION THAT THERE HAS BEEN NO
CHANGE IN THE AFFAIRS OF THE
COMPANY SINCE THE DATE HEREOF OR
THAT THE INFORMATION CONTAINED
HEREIN IS CORRECT AS OF ANY TIME
SUBSEQUENT TO ITS DATE.

     TABLE OF CONTENTS

                                           PAGE
Available Information.....................   2
Incorporation of Certain Documents by
Reference.................................   2
The Company...............................   3
Risk Factors..............................   3
Use of Proceeds...........................   7
Background and Plan of Distribution.......   7
Certain United States Federal Tax
      Consequences to Non-united States
      Holders of Class A Common Stock.....   9
Legal Matters.............................  11
Experts...................................  11


-----------------------------------------------

                                  PART II

                   INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The estimated expenses to be paid by Hollinger Inc., Ontario Limited, Canada Limited and/or the Company in connection with the distribution of the securities being registered, other than underwriting discounts and commissions, are as follows:


Securities and Exchange Commission Filing                  $18,216
Fee...................................................
*Legal Fees and Expenses..............................    $100,000
*Printing Expenses....................................     $30,000
*Miscellaneous Expenses...............................      $1,784
                                                           -------
              Total                                       $150,000
     --------------------
     *Estimated.


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Company's Restated Certificate of Incorporation provides that no director of the Company will be personally liable to the Company or any of its stockholders for monetary damages arising from the director's breach of the duty of care as a director, with certain limited exceptions.

     Pursuant to the provisions of Section 145 of the Delaware General Corporation Law, every Delaware corporation has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of any corporation, partnership, joint venture, trust or other enterprise, against any and all expenses, judgments, fines and amounts paid in settlement and reasonably incurred in connection with such action, suit or proceeding. The power to indemnify applies only if such person acted in good faith and in a manner he reasonably believed to be in the best interest, or not opposed to the best interest, of the corporation and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     The power to indemnify applies to actions brought by or in the right of the corporation as well, but only to the extent of defense and settlement expenses and to any satisfaction of a judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication or liability unless the court, in its discretion, believes that in light of all the circumstances indemnification should apply.

     To the extent any of the persons referred to in the two immediately preceding paragraphs is successful in the defense of the actions referred to therein, such person is entitled, pursuant to Section 145, to indemnification as described above.

     The Company's Restated Certificate of Incorporation and Amended and Restated Bylaws provide for indemnification to officers and directors of the Company to the fullest extent permitted by the Delaware General Corporation Law.

     The Company maintains a policy of liability insurance which insures its officers and directors against losses resulting from certain wrongful acts committed by them in their capacity as officers and directors of the Company.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits. The following exhibits are filed as part of this registration statement:



EXHIBIT
NUMBER                  Description

4.01 Exchange Indenture, dated July 17, 1997, among Hollinger Canadian Publishing Inc., Hollinger International and Montreal Trust Company of Canada
4.02     Specimen certificate evidencing Class A Common Stocks (filed as
         Exhibit 4.1 to Registration Statement on Form S-1 (No. 33-74980))
5.01     Opinion of Cravath, Swaine & Moore
23.01    Consent of Cravath, Swaine & Moore (included in Exhibit 5.01)
23.02    Consent of KPMG Peat Marwick LLP
24.01    Powers of Attorney  (contained on the signature page)

ITEM 17.  UNDERTAKINGS.

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     Provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                 SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on September 8, 1997.



                                   HOLLINGER INTERNATIONAL INC.

                                   By: /s/ KENNETH L. SEROTA
                                       Name: Kenneth L. Serota
                                       Title: Vice President Law & Finance





     Each person whose signature appears below appoints Kenneth Serota or Jack a. Boultbee, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post- effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and anything appropriate or necessary to be done, as fully and for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitutes may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this to registration statement has been signed by the following persons in the capacities and on the dates indicated.



        SIGNATURE                                  Title                                  Date
        ---------                                  -----                                  ----

/s/ CONRAD M. BLACK                     Chairman of the Board, Chief                 September 8, 1997
-----------------------------           Executive Officer and Director
    Conrad M. Black                     (Principal Executive Officer)


/s/ F. DAVID RADLER                     President, Chief Operating Officer           September 8, 1997
-----------------------------           and Director
    F. David Radler


/s/ J. A. BOULTBEE                      Vice President and Chief Financial           September 8, 1997
-----------------------------           Officer (Principal Financial Officer)
    J. A. Boultbee


/s/ FREDERICK A. CREASEY                Group Corporate Controller                   September 8, 1997
-----------------------------           (Principal Accounting Officer)
    Frederick A. Creasey


/s/ BARBARA AMIEL BLACK                 Director                                     September 8, 1997
-----------------------------
    Barbara Amiel Black


/s/ DWAYNE O. ANDREAS                   Director                                     September 8, 1997
-----------------------------
    Dwayne O. Andreas


-----------------------------           Director                                     September 8, 1997
    Richard Burt


-----------------------------           Director                                     September 8, 1997
    Raymond G. Chambers


/s/ DANIEL W. COLSON                    Director                                     September 8, 1997
-----------------------------
    Daniel W. Colson


        SIGNATURE                                  Title                                  Date
        ---------                                  -----                                  ----

/s/ HENRY A. KISSINGER                  Director                                     September 8, 1997
-----------------------------
    Henry A. Kissinger


/s/ MARIE-JOSEE KRAVIS                  Director                                     September 8, 1997
-----------------------------
    Marie-Josee Kravis


-----------------------------           Director                                     September 8, 1997
    Shmuel Meitar


/s/ RICHARD N. PERLE                    Director                                     September 8, 1997
------------------------------
    Richard N. Perle


/s/ ROBERT S. STRAUSS                   Director                                     September 8, 1997
-----------------------------
    Robert S. Strauss


-----------------------------           Director                                     September 8, 1997
    Alfred Taubman


/s/ JAMES R. THOMPSON                   Director                                     September 8, 1997
-----------------------------
    James R. Thompson


   /s/ LORD WEIDENFELD                  Director                                     September 8, 1997
-----------------------------
       Lord Weidenfeld


-----------------------------           Director                                     September 8, 1997
       Leslie H. Wexner


                               EXHIBIT INDEX


EXHIBIT                                                    SEQUENTIAL PAGE
NUMBER                        DESCRIPTION                      NUMBER

 4.01             Exchange Indenture, dated July 17 1997,
                  among Hollinger Canadian Publishing Inc.,
                  Hollinger International and Montreal
                  Trust Company of Canada

 4.02             Specimen certificate evidencing Class A Common
                  Stocks (filed as Exhibit 4.1 to Registration
                  Statement on Form S-1 (No. 33-74980))

 5.01             Opinion of Cravath, Swaine & Moore

23.01             Consent of Cravath, Swaine & Moore
                  (included in Exhibit 5.01)

23.02             Consent of KPMG Peat Marwick LLP

24.01 Powers of Attorney (contained on signature page).